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MetLife Investors Insurance Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

                                                               November 7, 2006

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:  MetLife Investors Variable Annuity Account One
     MetLife Investors Insurance Company
     File Nos. 033-14979 and 811-05200
     SEC Accession No. 0001193125-06-225110

Dear Sir or Madam:

   Pursuant to Rule 477(a) under the Securities Act of 1933, as amended, MetLife Investors Insurance Company ("MLI") and MetLife Investors Variable Annuity Account One (the "Registrant") hereby request the withdrawal of the Registrant's Post-Effective Amendment No. 12 to the registration statement (the "Registration Statement") on Form N-4 for the COVA Variable Annuity Contracts (the "Contracts"), SEC File No. 033-14979, filed with the Securities and Exchange Commission on November 6, 2006.

   MLI and the Registrant are requesting withdrawal of the Amendment to the Registration Statement for the Contracts because financial statements for another separate account of the Registrant were inadvertently filed with the amendment. Therefore, MLI and the Registrant hereby request that an order be issued granting their request for withdrawal of the Amendment to the Registration Statement for the Contracts as soon as is practicable.

   If you have any questions regarding this matter, please contact the undersigned at (617) 578-3031.

                                  Sincerely,

                                  MetLife Investors Insurance Company

                                  /s/ John E. Connolly, Jr.
                                  --------------------------------------
                                  John E. Connolly, Jr.
                                  Assistant General Counsel
                                  Metropolitan Life Insurance Company

                                  MetLife Investors Variable Annuity Account One

                                  /s/ John E. Connolly, Jr.
                                  --------------------------------------
                                  John E. Connolly, Jr.
                                  Assistant General Counsel
                                  Metropolitan Life Insurance Company